Exhibit 99.1

Universal Logistics Holdings Reports Fourth Quarter 2020 Financial Results; Announces Change in Reportable Segments; Declares Dividend; Announces Participation in Investor Conference

-	Fourth Quarter 2020 Operating Revenues: $386.0 million, 2.7% increase
-	Fourth Quarter 2020 Operating Income: $23.5 million, 6.1% operating margin
-	Fourth Quarter 2020 Earnings Per Share: $0.60 per share
-	Declares Quarterly Dividend: $0.105 per share

Warren, MI – February 4, 2021 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported consolidated fourth quarter 2020 net income of $16.2 million, or $0.60 per basic and diluted share, on total operating revenues of $386.0 million. This compares to net income of $8.7 million, or $0.32 per basic and diluted share, during fourth quarter 2019 on total operating revenues of $375.9 million. Included in fourth quarter 2019 operating income was a pre-tax charge of $2.9 million, or $0.08 per share, for a previously disclosed legal matter.  Fourth quarter 2020 results include a $1.5 million pre-tax holding gain, or $0.04 per share, on marketable securities due to changes in fair value recognized in income compared to $0.5 million, or $0.01 per share, in the fourth quarter of 2019.

In the fourth quarter 2020, Universal reported operating income of $23.5 million compared to operating income of $15.5 million in the fourth quarter one year earlier. As a percentage of operating revenue, operating margin for the fourth quarter 2020 was 6.1% compared to 4.1% during the same period last year. EBITDA, a non-GAAP measure, increased by $6.4 million during the fourth quarter 2020 to $44.2 million, compared to $37.7 million one year earlier.  As a percentage of operating revenue, EBITDA margin for the fourth quarter 2020 was 11.4% compared to 10.0% during the same period last year.

“I am excited to announce that the fourth quarter of 2020 was Universal’s highest fourth quarter earnings on record,” stated Tim Phillips, Universal’s Chief Executive Officer.  “In the face of so many challenges, I would like to express my sincerest gratitude to the thousands of employees and contractors who have worked so hard to make this year a success. As we exit the year on a high note, we have a significant amount of opportunity in front of us. I remain bullish on the strength of North American automotive and Class 8 truck production, as well as our potential to capitalize on import volumes which are forecast to increase 2021. We remain razor focused on execution and achieving operational excellence in each of our service lines. This year has proven the agility of our business model and the strength of our people, and I am confident in the prospect of an even more successful year in 2021.”

Operating revenues from truckload services in the fourth quarter decreased $8.7 million to $49.8 million, compared to $58.4 million for the same period last year. Included in truckload revenues for the recently completed quarter were $3.7 million in separately identified fuel surcharges compared to $6.1 million during the same period last year. The decrease in truckload services also reflects a decrease in the number of loads hauled, which was partially offset by an increase in average operating revenue per load, excluding fuel surcharges. During the quarter ended December 31, 2020, Universal moved 47,717 loads compared to 54,804 during the same period last year, while its average operating revenue per load, excluding fuel surcharges, increased by 3.3%.

Revenues for the fourth quarter 2020 from brokerage services increased $11.9 million, or 13.9%, to $97.1 million compared to $85.3 million one year earlier. The increase is primarily due to a 19.7% increase in average operating revenue per load, which was partially offset by a 7.0% decrease in the number of brokerage loads moved. During the fourth quarter of 2020, Universal brokered 51,888 loads, compared to 55,812 loads during the same period last year.

Intermodal services revenues decreased $6.4 million to $105.9 million in the fourth quarter 2020, compared to $112.3 million for the same period last year.  Included in intermodal revenues for the recently completed quarter were $8.9 million in separately identified fuel surcharges compared to $13.5 million during the same period last year.  Fourth quarter 2020 intermodal revenues also included $12.5 million of demurrage charges, compared to $0.6 million one year earlier. Intermodal services also reflects a decrease in the number of loads hauled and a decrease in the average operating revenue per load, excluding fuel surcharges.  During the quarter ended December 31, 2020, Universal moved 182,582 intermodal loads, compared to 186,646 loads during the same period last year, while its average operating revenue per load, excluding fuel surcharges, fell by 17.2%.

Fourth quarter 2020 operating revenues from dedicated services increased 16.6% to $38.5 million compared to $33.0 million one year earlier. Dedicated services revenues included $3.5 million in separately identified fuel surcharges in each of the fourth quarters 2020 and 2019. The increase in revenue was attributable to continued strength in North American automotive production compared to the fourth quarter of last year which included a UAW labor strike against General Motors early in the quarter.  During the fourth quarter of 2020, Universal moved 135,821 dedicated loads, compared to 119,745 loads during the same period last year, an increase of 13.4%.

Overall, revenues from value-added services increased 8.9% during the fourth quarter 2020 to $94.6 million. This compares to $86.9 million one year earlier. The increase was primarily driven by strong demand in operations supporting passenger vehicle programs during the fourth quarter 2020, compared to the prior year which was adversely impacted by the UAW labor strike early in the quarter. The increase was partially offset by our value-added operations supporting heavy-truck production where revenues fell $3.3 million in the fourth quarter 2020 compared to the same period last year.

The Company also announced a realignment of its current operating segments into four reportable segments. Consistent with Universal’s strategic initiatives to grow both organically and through acquisitions, these segment changes reflect how the Company evaluates the operating performance of our businesses, and has grown and diversified over the last several years. The new reportable operating segments are contract logistics, intermodal, trucking and company-managed brokerage.

In the contract logistics segment, which includes value-added and dedicated services, continued strength in North American automotive manufacturing led to improved performance during the period. For the fourth quarter 2020, income from operations in the contract logistics segment was $12.0 million on total operating revenues of $133.2 million. This compares to $7.2 million of income from operations in the fourth quarter 2019, which included the then-existing labor strike by the UAW against General Motors. As a percentage of revenue, operating margin for the fourth quarter 2020 in the contract segment was 9.0% compared to 6.0% during the same period last year.

During the fourth quarter 2020, the intermodal segment reported operating income of $7.8 million on total operating revenues of $105.9 million. As a percentage of revenue, operating margin for the fourth quarter 2020 in the intermodal segment was 7.3% compared to 12.0% during the same period last year. Continued rate pressure, significant demurrage spend, and a slower-than-anticipated rate of trucks returning to work adversely impacted the intermodal segment during the quarter.

The trucking segment, which includes agent-based and company-managed trucking operations, reported operating income of $3.5 million on total operating revenues of $80.9 million during the fourth quarter 2020. This compares to operating revenues of $90.0 million and an operating loss of $2.9 million in the same period last year, which included the settlement of a previously disclosed legal matter.

During the fourth quarter 2020, the company-managed brokerage segment reported an operating profit of $0.2 million on total operating revenues of $65.8 million during the fourth quarter of 2020. Although underperforming compared to the same period last year, reporting an operating profit in the fourth quarter 2020 represents a sequential improvement as the Company continues to rationalize both lanes and customers.

As of December 31, 2020, Universal held cash and cash equivalents totaling $8.8 million, and $6.5 million in marketable securities.  Outstanding debt at the end of the fourth quarter 2020 was $461.7 million and capital expenditures totaled $17.9 million.

Universal Logistics Holdings, Inc. announced today that its Board of Directors has declared a cash dividend of $0.105 per share of common stock.  The dividend is payable to shareholders of record at the close of business on March 1, 2021 and is expected to be paid on April 5, 2021.

Universal also announced that Tim Phillips, Universal’s Chief Executive Officer, and Jude Beres, Chief Financial Officer, will participate in the Stifel 2021 Virtual Transportation & Logistics Conference.  Universal’s presentation begins at 9:20 AM ET on Tuesday, February 9, 2021. Management will present on Universal’s unique capabilities, reflect on current market and operating trends, and outline plans and expectations for future growth.

The conference will be broadcast live via webcast at http://www.universallogistics.com.  Click on “Investor Relations” and then click the webcast link.  A webcast replay will be available for 30 days following each event.

Universal calculates and reports selected financial metrics not only for purposes of our lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 a.m. Eastern Time

Date:  Friday, February 5, 2021

Call Toll Free:  (866) 622-0924

International Dial-in:  +1 (660) 422-4956

Conference ID:  5249878

A replay of the conference call will be available beginning two hours after the call through February 12, 2021, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 5249878. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “prospect,” “seek,” “believe,” “targets,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating revenues:
Truckload services	$49,786	$58,441	$201,419	$251,574
Brokerage services	97,116	85,260	336,365	354,940
Intermodal services	105,887	112,256	393,633	390,299
Dedicated services	38,524	33,046	127,510	138,664
Value-added services	94,640	86,928	332,156	376,521
Total operating revenues	385,953	375,931	1,391,083	1,511,998

Operating expenses:
Purchased transportation and equipment rent	187,469	183,495	674,143	723,079
Direct personnel and related benefits	93,756	89,480	337,618	368,243
Operating supplies and expenses	32,398	28,796	111,056	120,767
Commission expense	7,711	7,519	26,661	31,204
Occupancy expense	8,097	9,122	34,586	36,645
General and administrative	9,177	14,187	33,267	44,497
Insurance and claims	4,597	6,203	19,252	47,418
Depreciation and amortization	19,199	21,626	74,141	74,765
Total operating expenses	362,404	360,428	1,310,724	1,446,618
Income from operations	23,549	15,503	80,359	65,380
Interest expense, net	(3,428)	(4,466)	(14,579)	(17,012)
Other non-operating income (loss)	1,418	606	(1,870)	1,818
Income before income taxes	21,539	11,643	63,910	50,186
Provision for income taxes	5,316	2,906	15,778	12,600
Net income	$16,223	$8,737	$48,132	$37,586

Earnings per common share:
Basic	$0.60	$0.32	$1.78	$1.34
Diluted	$0.60	$0.32	$1.78	$1.34

Weighted average number of common shares outstanding:
Basic	26,917	27,282	26,997	28,069
Diluted	26,926	27,283	27,000	28,070

Dividends declared per common share:	$0.105	$0.105	$0.210	$0.420

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$8,763	$7,726
Marketable securities	6,534	9,369
Accounts receivable - net	259,154	210,534
Other current assets	47,073	44,214
Total current assets	321,524	271,843
Property and equipment - net	364,795	339,823
Other long-term assets - net	376,730	383,769
Total assets	$1,063,049	$995,435

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$213,094	$190,943
Debt - net	460,120	457,612
Other long-term liabilities	150,262	141,663
Total liabilities	823,476	790,218
Total shareholders' equity	239,573	205,217
Total liabilities and shareholders' equity	$1,063,049	$995,435

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Truckload Services:
Number of loads	47,717	54,804	187,561	233,829
Average operating revenue per load, excluding fuel surcharges	$1,023	$990	$1,019	$965
Average operating revenue per mile, excluding fuel surcharges	$3.67	$3.18	$3.52	$3.27
Average length of haul	279	311	289	295
Average number of tractors	1,276	1,472	1,324	1,524

Brokerage Services:
Number of loads (a)	51,888	55,812	215,656	228,203
Average operating revenue per load (a)	$1,797	$1,501	$1,516	$1,499
Average length of haul (a)	612	669	613	653

Intermodal Services:
Number of loads	182,582	186,646	719,947	671,184
Average operating revenue per load, excluding fuel surcharges	$442	$534	$451	$507
Average number of tractors	1,951	2,294	2,168	1,916
Number of depots	12	15	12	15

Dedicated Services:
Number of loads (b)	135,821	119,745	493,733	553,682

Value-added Services
Average number of direct employees	3,507	3,702	3,444	3,636
Average number of full-time equivalents	1,387	1,177	1,233	1,487
Number of active programs	58	55	58	55

(a)

Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

(b)	Includes shuttle moves.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating Revenues by Segment:
Contract logistics	$133,164	$119,974	$459,666	$515,185
Intermodal	105,887	112,256	393,633	390,299
Trucking	80,863	89,956	318,385	389,629
Company-managed brokerage	65,822	53,526	218,123	215,750
Other	217	219	1,276	1,135
Total	$385,953	$375,931	$1,391,083	$1,511,998

Income from Operations by Segment:
Contract logistics	$11,956	$7,202	$35,967	$48,376
Intermodal	7,770	13,421	30,353	39,196
Trucking	3,545	(2,890)	16,413	(21,485)
Company-managed brokerage	227	630	(2,681)	1,833
Other	51	(2,860)	307	(2,540)
Total	$23,549	$15,503	$80,359	$65,380

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
	( in thousands)		( in thousands)
EBITDA
Net income	$16,223	$8,737	$48,132	$37,586
Income tax expense	5,316	2,906	15,778	12,600
Interest expense, net	3,428	4,466	14,579	17,012
Depreciation	15,413	18,315	58,934	59,023
Amortization	3,786	3,311	15,207	15,742
EBITDA	$44,166	$37,735	$152,630	$141,963

EBITDA margin (a)	11.4%	10.0%	11.0%	9.4%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.